Exhibit 99
Contact Info: Joseph R. Lussier, Executive Vice President, Chief Financial Officer and Treasurer (978) 656-5578

Enterprise Bancorp, Inc. Announces Quarterly Dividend

LOWELL, Mass., January 19, 2021 (GLOBE NEWSWIRE) - Enterprise Bancorp, Inc. (the "Company") (NASDAQ:EBTC)

On January 19, 2021, the Board of Directors of Enterprise Bancorp, Inc. declared a quarterly dividend of $0.185 per share to be paid on March 1, 2021 to shareholders of record as of February 8, 2021.

Enterprise Bancorp, Inc. is a Massachusetts corporation that conducts substantially all its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank. Enterprise Bank is principally engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities. Through Enterprise Bank and its subsidiaries, the Company offers a range of commercial, residential and consumer loan products, deposit products and cash management services, electronic and digital banking options, and commercial insurance services, as well as wealth management and trust services. The Company's headquarters and Enterprise Bank's main office are located at 222 Merrimack Street in Lowell, Massachusetts. The Company's primary market area is the Greater Merrimack Valley, Nashoba Valley, and North Central regions of Massachusetts and Southern New Hampshire (Southern Hillsborough and Rockingham counties). Enterprise Bank has 26 full-service branches located in the Massachusetts communities of Acton, Andover, Billerica (2), Chelmsford (2), Dracut, Fitchburg, Lawrence, Leominster, Lexington, Lowell (2), Methuen, North Andover, Tewksbury (2), Tyngsborough and Westford and in the New Hampshire communities of Derry, Hudson, Nashua (2), Pelham, Salem and Windham. On January 4, 2021, the Company opened its full-service branch office in North Andover, MA and is also in the process of establishing a branch office in Londonderry, New Hampshire and anticipates that this location will open in late 2021 or early 2022.